Exhibit 99.1

Pricing of CNH Industrial Capital LLC $400 million notes

London, October 6, 2022

CNH Industrial N.V. (NYSE: CNHI / MI: CNHI) today announced that its wholly owned subsidiary, CNH Industrial Capital LLC, has priced $400 million in aggregate principal amount of 5.450% notes due 2025, with an issue price of 99.349%. The offering is expected to close on October 14, 2022, subject to the satisfaction of customary closing conditions.

CNH Industrial Capital LLC intends to add the net proceeds from the offering to its general funds and use them for working capital and other general corporate purposes, including, among other things, the purchase of receivables or other assets in the ordinary course of business. The net proceeds may also be applied to repay CNH Industrial Capital LLC’s indebtedness as it becomes due.

The notes, which are senior unsecured obligations of CNH Industrial Capital LLC, will pay interest semi-annually on April 14 and October 14 of each year, beginning on April 14, 2023, and will be guaranteed by CNH Industrial Capital America LLC and New Holland Credit Company, LLC, each a wholly owned subsidiary of CNH Industrial Capital LLC. The notes will mature on October 14, 2025.

BofA Securities, Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and RBC Capital Markets, LLC are acting as joint book-running managers and the representatives of the underwriters for the offering, and BNP Paribas Securities Corp., CIBC World Markets Corp. and Wells Fargo Securities, LLC are acting as joint book-running managers for the offering. The offering is being made pursuant to an effective shelf registration statement filed with the U.S. Securities and Exchange Commission on March 14, 2022. Copies of the prospectus supplement and the accompanying prospectus for the offering may be obtained by contacting BofA Securities, Inc., Attn: Prospectus Department, 200 North College Street, NC1-004-03-43, Charlotte, NC 28255-0001, Telephone: 1-800-294-1322, Email: dg.prospectus_requests@bofa.com; J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, Attn: Prospectus Department, 1155 Long Island Avenue, Edgewood, NY 11717, Telephone: 1-866-803-9204; Morgan Stanley & Co. LLC, 180 Varick Street, New York, NY 10014, Attn: Prospectus Department, Telephone: 1-866-718-1649, Email: prospectus@morganstanley.com; or RBC Capital Markets, LLC, Attn: Syndicate Operations, 200 Vesey Street, 8th Floor, New York, NY 10281, Telephone: 1-866-375-6829, Email: rbcnyfixedincomeprospectus@rbccm.com. Copies of the prospectus supplement and the accompanying prospectus for the offering are also available on the website of the U.S. Securities and Exchange Commission at http://www.sec.gov.

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This press release does not constitute an offer to sell or a solicitation of an offer to buy any of these securities, nor shall there be any sale of these securities, in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

CNH Industrial Capital LLC is an indirect wholly owned subsidiary of CNH Industrial N.V. and is headquartered in Racine, Wisconsin. As a captive finance company, the primary business of CNH Industrial Capital LLC and its subsidiaries is to underwrite and manage financing products for end-use customers and dealers of CNH Industrial America LLC and CNH Industrial Canada Ltd. (collectively, “CNH Industrial North America”) and provide other related financial products and services to support the sale of agricultural and construction equipment sold by CNH Industrial North America. CNH Industrial Capital LLC and its subsidiaries also provide wholesale and retail financing related to new and used agricultural and construction equipment manufactured by entities other than CNH Industrial North America. CNH Industrial Capital LLC’s principal executive offices are located at 5729 Washington Avenue, Racine, WI 53406, and the telephone number is +1(262) 636-6011.

Contacts:

Media Relations
Email: mediarelations@cnhind.com

Investor Relations

Email: investor.relations@cnhind.com